UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2014

PAULSON CAPITAL (DELAWARE) CORP.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18188

Delaware	93-0589534
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1331 NW Lovejoy Street, Suite 720 Portland, Oregon	97209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-243-6000
N/A Former name or former address if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Please see Item 2.01 below.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 4, 2014, Paulson Investment Company, Inc. (“PIC”), the operating subsidiary of Paulson Capital (Delaware) Corp. (the “Registrant”), completed the sale of a term life insurance policy on the life of its founder, Chester L.F. Paulson (the “Policy”), to Coventry First LLC (“Coventry”) for cash proceeds of $2,203,333, net of commissions and expenses.

The Policy, with a face amount of $7,000,000, was sold to Coventry pursuant to a Life Settlement Contract between the parties. The Life Settlement Contract contains customary covenants, representations and warranties of PIC, and PIC agrees to indemnify Coventry against certain losses, including losses related to (i) PIC’s failure to perform any of its obligations under the Life Settlement Contract, (ii) any representation made, or information provided, by PIC to Coventry which Coventry has reason to believe was false or misleading at the time it was provided, and (iii) any claim by the insurer, John Hancock Life Insurance Company (U.S.A.), or any other party that the original owner or any beneficiary of the Policy lacked an insurable interest in the life of Mr. Paulson.

It is contemplated that the cash proceeds from the sale of the Policy will be contributed to a liquidating trust to be created for the benefit of the Registrant’s shareholders of record as of October 11, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAULSON CAPITAL (DELAWARE) CORP.

Date: April 10, 2014	By:	/s/ Trent D. Davis
Trent D. Davis
President